Exhibit 3.1

AMENDED ARTICLES OF INCORPORATION

OF

MEXORO MINERALS LTD.

        The undersigned, who, if a natural person, is eighteen years of age or older, hereby establishes a corporation pursuant to the Colorado Business Corporation Act as amended and adopts the following Articles of Incorporation:

FIRST:          The name of the corporation is MEXORO MINERALS LTD.

SECOND:         The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado.  In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.  The corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

THIRD:          The aggregate number of shares which the corporation shall have authority to issue is two hundred twenty million (220,000,000) shares of which a portion shall be common stock and a portion shall be preferred stock, all as described below.

        A.      Common Stock.  The aggregate number of common shares which the corporation shall have the authority to issue is two hundred million (200,000,000), which shares shall be designated "Common Stock."  Subject to all the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation, including, but not limited to, the following rights and privileges:

        (a)  dividends may be declared and paid or set apart for payment on the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

        (b)  the holders of Common Stock shall have unlimited voting rights, including the right to vote for the election of directors and on all other matters requiring stockholder action.  Cumulative voting shall not be permitted in the election of directors or otherwise.

        (c)  on the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all of its obligations and amounts payable in liquidation, dissolution or winding up, and subject to the rights of the holders of Preferred Stock, if any, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock.

        B.      Preferred Stock.  The aggregate number of preferred shares which this corporation shall have the authority to issue is twenty million (20,000,000) shares, each with no par value, which shares shall be designated "Preferred Stock."  Shares of Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors.  The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of the Preferred Stock.  Each such series shall have distinctive serial designations.  Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as provided by Colorado law.  Before issuing any shares of a class or series, the corporation shall deliver to the secretary of state for filing articles of amendment to these articles of incorporation that set forth information required by Colorado law, including but not limited to, the designations, preferences, limitations, and relative rights of the class or series of shares.

        C.      Voting.  Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

        D.      Series A Convertible Preferred Stock.  A class of preferred stock designated as the Series A Convertible Preferred Stock is hereby created out of the Preferred Stock authorized by these Articles of Incorporation.  The aggregate number of Series A Convertible Preferred shares which this corporation shall have the authority to issue is eighty thousand (80,000) shares, each with no par value, which shares shall be designated "as the Series A Preferred Stock."

        The preferences, limitations and relative rights of this Series A Preferred Stock are as follows:

        (1)     Dividends.

        Commencing on September 1, 1999, the holders of record of shares of this Series A shall be entitled to receive, when and as declared by the board of directors out of funds legally available therefor, cash dividends at the rate of $0.01 per share per annum, payable quarterly, in arrears, on such dates as may from time to time be determined by the board of directors.  The payment of dividends on this Series A shall be in preference to and in priority over dividends upon the Common Stock of the Corporation and all other shares of Preferred Stock of the Corporation which are by their terms expressly made junior as to dividends to this Series A, but subject to the prior rights of the holders of shares of other Series of Preferred Stock of the Corporation which are by their terms expressly made senior as to dividends to this Series A.  The holders of shares of this Series A shall not be entitled to any dividends other than the cash dividends provided for in this Section 1.  No dividends shall be declared or paid on the Common Stock of the Corporation during any period when the Corporation has failed to pay a quarter-annual dividend on this Series A for any preceding quarter.

        (2)     Liquidation.

        In the event of a liquidation, dissolution, or winding up of the Corporation, the holders of shares of this Series A shall be entitled to receive out of the assets of the Corporation an amount equal to $0.10 per share, plus any accrued and unpaid dividends thereon to the date fixed for distribution, in preference to and in priority over any such distribution upon the Common Stock of the Corporation and all other shares of Preferred Stock of the Corporation which are by their terms expressly made junior as to liquidation preferences to this Series A, but subject to the prior rights of the holders of shares of other Series of Preferred Stock of the Corporation which are by their terms expressly made senior as to liquidation preferences to this Series A.  If the assets of the Corporation are not sufficient to pay such amount in full to the holders of this Series A and all other Series of Preferred Stock of the Corporation ranking equally as to liquidation preferences with the shares of this Series A, then the holders of this Series A and of all such other Series shall share ratably in any such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of this and all such other Series are entitled were paid in full.

        (3)     Redemption.

        To the extent not previously converted into shares of common stock, this Series A may be redeemed, in whole or in part, at the option of the Corporation by resolution of its board of directors at a redemption price per share of $0.15, plus any accrued and unpaid dividends thereon to the date fixed for redemption, at any time and from time to time on or after the earlier of (i) September 1, 1999, or (ii) the date upon which the Corporation completes a merger, acquisition, reorganization or other transaction resulting in a change of control.  For purposes of the foregoing, a change in control shall be deemed to have occurred at any time that the combined stock ownership of Michael R. Quinn and Jay Lutsky consists of less than 51% of all classes of the issued and outstanding voting stock of the Corporation.

        In the event that less than the entire number of the shares of this Series A outstanding as of any redemption date is to be redeemed by the Corporation at that time, the shares to be redeemed shall be selected by lot in a manner determined by the board of directors of the Corporation.

        Not less than ten, nor more than thirty days prior to the date fixed for any redemption of this Series A or any part thereof, a notice specifying the time and place of such redemption shall be given by first-class mail, postage prepaid, to the holders of record of the shares of this Series A selected for redemption at their respective addresses as the same shall appear on the books of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

        After the giving of any notice of redemption and prior to the close of business on the date fixed for such redemption, the holders of shares of this Series A called for redemption may convert such stock into Common Stock of the Corporation in accordance with the conversion privileges set forth in Section 5.  After the date fixed for the redemption of shares of this Series

A by the Corporation, the holders of shares selected for redemption shall cease to be stockholders, with respect to such shares and shall have no interest in or claims against the

Corporation by virtue thereof and shall have no rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, without interest thereon, upon surrender (and endorsement, if required by the corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding.

        (4)     Conversion Privilege and Price.

        The holders of shares of this Series A shall have the right, at their option, to convert such shares into fully-paid and nonassessable shares of Common Stock of the Corporation at any time on or after March 1, 1998.  Each outstanding share of this Series A shall be convertible into two shares of Common Stock of the Corporation.

        In case shares of this Series A are called for redemption by the Corporation pursuant to Section 3, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption by the Corporation.

        (5)     Conversion Procedure.

        In order to convert shares of this Series A into Common Stock, the holder shall surrender at the office of any transfer agent for this Series A designated for that purpose by the board of directors, or at any such other office as may be designated by the board of directors, the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and shall give written notice to the Corporation at said office that he elects to convert such shares.  Shares of this Series A surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the shares of this Series A to the opening of business on the date for payment of such dividend shall (except in the case of shares of this Series A which have been called for redemption by the Corporation pursuant to Section 3 on a date within such period) be accompanied by payment to the Corporation of an amount equal to the dividend payable on such dividend payment date on the shares of this Series A being surrendered for conversion.  Except as provided in the preceding sentence, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares  of this Series A surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

        Shares of this Series A shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time.  As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

        The Corporation will pay any and all documentary, stamp, or similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of this Series A.  The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of this Series A so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

        The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of this Series A, the full number of shares of Common Stock then deliverable upon the conversion of all shares of this Series A then outstanding.

        (6)     Voting.

        The holders of this Series A shall have no right to vote either in the election of directors or in any other matter.

FOURTH:         The number of directors of the corporation shall be fixed by the bylaws, should the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors, provided that the number of directors shall not be more than five (5) nor less than two (2).  Three (3) directors shall constitute the initial board of directors.  The following persons are elected to serve as the corporation's initial directors until the first annual meeting of shareholders or until their successors are duly elected and qualified:

Name/Address

Michael R. Quinn

2082 Cherry Street

Denver, CO  80207

Jay Lutsky

4807 S. Zang Way

Morrison, CO  80465

        FIFTH:          The street address of the initial registered office of the corporation is 4750 Table Mesa Drive, Boulder, Colorado 80303.  The name of the initial registered agent of the corporation at such address is Gary S. Joiner.

        SIXTH:          The address of the initial principal office of the corporation is 4807 S. Zang Way, Morrison, CO  80465.

        SEVENTH:        The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

        (a)     Conflicting Interest Transactions.  As used in this paragraph, "conflicting interest transaction" means any of the following:

(i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest.  No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorized, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

        (b)     Loans and Guaranties for the Benefit of Directors.

Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders.  The requirements of this paragraph (b) are in addition to, and not in substitution for, the provisions of paragraph (a) of Article SEVENTH.

        (c)     Indemnification.  The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expenses arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request.  The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

        (d)     Limitation on Director's Liability.  No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit.  Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

        (e)     Negation of Equitable Interests in Shares or Rights.

Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statutes Section 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person.  By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statutes Section 7-107-204 or any similar applicable law, he shall not be entitled:  (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation.  Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes Section 7-113-101(1), of any right he may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.

EIGHTH:         The name and address of the incorporator is:

Gary S. Joiner

4750 Table Mesa Drive

Boulder, Colorado 80303

NINTH:

Non-Unanimous Written Consent.

Unless these Articles of Incorporation require that an action be taken at a shareholders' meeting or unless shares are entitled to be voted cumulatively in the election of directors, any action required or permitted to be taken by the corporation may be authorized by written consent of fewer than all the voting shares. The consent must be obtained from the same number of voting shares as would be needed to authorize such action at a meeting if all of the shares entitled to vote thereon were present and voted. If shares are entitled to be voted cumulatively in the election of directors, shareholders may take action to elect or remove directors without a meeting only if these Articles of Incorporation do not require that such action be taken at a shareholders’ meeting, and all of the shareholders entitled to vote in the election or removal sign writings describing and consenting to the election or removal of the same directors.